Exhibit 10.18

NerdWallet, Inc.
875 Stevenson Street, 5th Floor
San Francisco, CA 94103
April 2, 2020
VIA EMAIL
Laura Onopchenko
[***]

Dear Laura:
This letter sets forth our agreement (the “Agreement”) in connection with the termination of your employment with NerdWallet, Inc. (the “Company”).
1.    Separation Date. Your last day of work and employment with the Company will be April 1, 2020 (the “Separation Date”) unless you resign your employment with the Company or the Company terminates your employment for Cause (as defined in the Stock Option Agreements) prior to that date.
2.    Payment of Earned Compensation. On the Separation Date, the Company will pay you all compensation and benefits due through the Separation Date as a result of services performed for the Company, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
3.    Transition Period. You acknowledge that your last day in the office was March 13, 2020. You acknowledge that between March 13, 2020 and the Separation Date (the “Transition Period”) the Company continued to pay you your current base salary, less standard payroll deductions and withholdings and your employee benefits continued through the Transition Period. You agree that during the Transition Period you did not represent or purport to represent the Company in any manner whatsoever to any third party and you did not enter into any contract or commitment on behalf of the Company.
4.    Separation Payment. The Company will pay you, as separation pay, the following amount: two hundred fifty thousand dollars ($250,000.00), which is equal to twenty-six (26) week’s salary, subject to standard payroll deductions and withholdings (the “Separation Payment”). To be eligible to receive the Separation Payment, on or within twenty-one (21) days after your receipt of this Agreement you must sign and return the Agreement to the Company, and you must allow the Agreement to become effective as described in Paragraph 13 below, and on or within twenty-one (21) days after the Separation Date, you must sign and return to the Company the Separation Date Release attached here to as Exhibit A and you must allow the Separation Date Release to become effective as described in Exhibit A. The Company will pay you the Separation Payment in thirteen (13) equal installments on the Company’s regular payroll dates, beginning with the first payroll date that is at least 5 business days after the effective date of the Separation Date Release, provided that you have returned all Company property as specified in Paragraph 10 below and that you continue to comply with all of your other obligations under this Agreement. If you resign your employment any time before the Separation Date for any reason or you are terminated for Cause, you will not be entitled to receive any compensation or benefits under this Agreement after the Separation Date. In addition, in the event that you are rehired by the Company during the period that you are receiving Separation Payment installments under the terms of this Agreement, as of the date you resume employment with the Company, you will no longer be entitled to receive Separation Payment installments under this Agreement and the Company shall cease making such payments to you. In addition, you may complete the executive coaching sessions already paid for by the Company, without costs to you.
5.    NerdWallet New Hire Equity. Pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Stock Option Agreements between you and the Company attached as Exhibit B (the “Stock Option Agreements”), all vesting in NerdWallet equity will cease on the Separation Date. Pursuant to the Stock Option Agreements, the Company granted you the stock options to purchase shares of the Company’s Class A Common Stock (taking your participation in the 2020 Secondary into account) set forth in Exhibit C. Exhibit C sets forth the number stock options that will have vested as of the Separation Date, subject to the other terms and conditions of the Stock Option Agreement. Other than the 585,713 vested and unexercised stock options set forth in Exhibit C (the “Vested Options”) and the 183,190 options described in Section 6 below, all other options will lapse on the Separation Date. Your options are subject to the terms of the Plan and the Stock Option Agreements. You are entitled to the Vested Options regardless of whether you sign this Separation Agreement. Provided that on or within twenty-one (21) days after your receipt of this Agreement you sign it and return it to the Company, and you allow the Agreement to become effective as described in Paragraph 13 below, and on or within twenty-one (21) days after the Separation Date, you sign and return to the Company the Separation Date Release attached here to as Exhibit A and you allow the Separation Date Release to become effective as described in Exhibit A, the period of time following the Separation Date during which you may exercise all vested stock options will be modified upon execution of the Amendment to Stock Option Agreement attached hereto as Exhibit D. You agree that you have no other stock options or equity holdings in the Company other than as set forth in Exhibit B and in Section 6 below.
6.    MTL Incentive Plan. You are a participant in the Company’s MTL Incentive Plan. While the MTL Incentive Plan has not yet vested, the Company will, subject to Board approval which condition is satisfied, partially accelerate your vesting under the MTL Incentive Plan such that you will receive two hundred thousand dollars ($200,000.00) under the MTL Cash Incentive Plan and an option award to purchase one hundred eighty three thousand and one hundred ninety (183,190) shares of the Company’s Class A Common Stock under the MTL Equity Incentive Plan (the “MTL Options”), provided that on or within twenty-one (21) days after your receipt of this Agreement you sign it and return it to the Company, and you allow the Agreement to become effective as described in Paragraph 13 below, and on or within twenty-one (21) days after the Separation Date, you sign and return to the Company the Separation Date Release attached here to as Exhibit A and you allow the Separation Date Release to become effective as described in Exhibit A. The foregoing cash amount will be paid in thirteen (13) equal installments over the same period of time as the Separation Payment in Section 4 above. Following the vesting of your MTL Options, the Company will enter into an Option Cancellation Agreement in the form attached as Exhibit E. No other stock options or cash bonuses under the MTL Incentive Compensation Program will vest and all other stock options shall lapse and no other cash bonus payments shall be made.
7.    Health Insurance. Your health insurance benefits will continue through the last day of the month in which the Separation Date occurs, provided that you remain eligible under the terms and conditions of the applicable plans. After your NerdWallet health insurance benefits end, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You may also be eligible for health insurance through one of the state marketplaces implementing the federal Patient Protection and Affordable Care Act (the “Affordable Care Act”) (in California, this is through Covered California). Soon after the Separation Date, a separate notice of your COBRA rights will be mailed to your home address on file with the Company. These materials will also contain information about your options under the Affordable Care Act. The materials will inform you of the time limits for you to waive or elect coverage under both options. Provided you enter into and comply with this Agreement and you timely elect coverage under COBRA or the Affordable Care Act, the Company will pay the monthly cost of your COBRA premiums or up to an equivalent amount for premiums for health insurance coverage under the Affordable Care Act through October 31, 2020 (the “Health Insurance Assistance”).
8.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not have earned and will not receive any additional compensation, separation pay, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
9.    Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
10.    Return Of Company Property. You must immediately upon the Company’s request, and no later than your Separation Date, return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control that can be located upon a reasonable and diligent search, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, mobile phones, smartphones, PDAs, flash drives, external hard drives, and discs), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you have provided the Company with a computer-useable copy of such information and permanently deleted and expunged such Company confidential or proprietary information from those systems. You agree to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. You agree that, after the Separation Date, you will neither use nor possess Company property. You may retain a copies of your contacts, PST file, all compensation records, and such other documents you are allowed to retained under law, provided you do not use any trade secrets of the Company in the process. Your compliance with the terms of this Paragraph is a condition precedent to your eligibility to receive the Separation Payment described above.
11.    Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your Confidential Information, Invention Assignment, and Arbitration Agreement (a copy of which is attached hereto as Exhibit D), which obligations shall continue during the Transition Period and after the Separation Date. Such obligations include, without limitation, the following: (1) you will refrain from any unauthorized use or disclosure of the Company’s Confidential Information or materials, unless otherwise permitted by applicable law; and (2) for a period of twelve (12) months after the Separation Date, you will not use unlawful means, including the use of Confidential Information, to directly or indirectly solicit any of the Company’s employees to leave their employment with the Company. Nothing in this Agreement or the Confidential Information, Invention Assignment, and Arbitration Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. You cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.
12.    Release of Claims. In exchange for Transition Period, Separation Payment, Health Insurance Assistance and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, shareholders, predecessors, successors, attorneys, insurers, agents and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations of any kind, both known and unknown, which you may now have or have ever had against any of them, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to your signing this Release Agreement (the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interest in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act (as amended), the federal Family and Medical Leave Act of 1993 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (as amended), the California Fair Employment and Housing Act (as amended), and the California Family Rights Act (as amended).
13.    ADEA Waiver and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to twenty-one (21) days after the Separation Date to consider this Agreement; (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (the “Revocation Period”) and (e) this Agreement will not be effective until the date upon which the Revocation Period has expired, which will be the eighth day after this Agreement is signed by you, provided that the Company has also executed this Agreement by that date. If you choose to revoke this Agreement, you must deliver notice of such revocation in writing to the Company, by personal delivery or mail, to NerdWallet Inc., Attention General Counsel, 875 Stevenson Street, San Francisco, CA 94103. If mailed, the revocation must be properly addressed to the above addressee and postmarked no later than the last day of the Revocation Period.
14.    Section 1542 Waiver. You understand that this Agreement includes a release of all known and unknown claims. In granting this release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release granted herein, including but not limited to the release of unknown and unsuspected claims granted in this

Agreement. Notwithstanding anything to the contrary in this Agreement, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliates to which you are a party or third party beneficiary, the charter, bylaws, or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights under the Company’s director and officer insurance policy, and any other Company insurance policy; (iii) any rights or claims which are not waivable as a matter of law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release; (iv) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (v) any claims for breach of this Agreement. Company hereby warrants and represents that it does not know or suspect of any misconduct by you that would or could allow it to argue it may not have to perform as contemplated under this Agreement.
15.    Separation Date Release. In exchange for the Transition Period, Separation Payment and other consideration under this Agreement to which you would not otherwise be entitled, you must sign and return to the Company the Separation Date Release attached hereto as Exhibit A on or within twenty-one (21) days after the Separation Date and you must allow the Separation Date Release to become effective as described in Exhibit A.
16.    No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, or (v) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information obligations, non- disparagement, and confidentiality provisions, waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, prevents you from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or limits you from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
17.    No Pending Actions or Lawsuits. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of yourself or any other person or entity, against any of the Released Parties.
18.    Acknowledgments and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, genetic information, veteran or military status, medical condition or any other characteristic protected by applicable law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under any federal, state or local law, and that you have not suffered any job-related wrongs or injuries for which you have not already reported to the Company. You have not raised a claim of sexual harassment or abuse with the Company. You have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company. You further acknowledge and represent that your employment relationship with the Company was at-will and that you were not promised, explicitly or implicitly, employment for any specified period of time. You represent and warrant that all of the factual representations made herein, all of which induce the Company to enter into this agreement, are true in all material respects.
19.    Nondisparagement. You agree not to disparage, defame, libel or slander the Company or its C-level executives or any of the Released Parties in any manner likely to be harmful to any of them or their business, business reputation or personal reputation, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. For purposes of this Agreement, “disparage” shall mean to make, publish or communicate any negative, belittling or derogatory statement, whether oral or written. You agree that the obligations under this Paragraph include (without limitation) refraining from publishing any disparaging remark on any blog, online social network or any other website, whether or not such comments are made anonymously. Notwithstanding the foregoing, this provision shall not in any way limit your right to file a charge with the EEOC or equivalent state or local agencies, to disclose any suspected violation of law to governmental entities, or to cooperate with investigations by any federal, state or local agencies or entities. Nothing in this Non-Disparagement paragraph or this Agreement in general shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination based on sex, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting harassment or discrimination based on sex or impose any restraint or limit beyond what is allowed under California Business and Professions Code Section 16600. The Company agrees that its C-level executives and Robert Lattuga will not, during the period of time while they are employees of Company, disparage, defame, libel or slander you.
20.    Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.
21.    Job References. You should direct any job reference inquiries to the Company at voe@nerdwallet.com. Pursuant to Company policy, in response to any such inquiries, the Company will disclose only the position you held and the dates of employment. The Company will confirm your salary in response to any such inquiry only if you submit a signed request to the Company to disclose such information.
22.    Unemployment Benefits. You may be eligible to receive unemployment benefits after the Separation Date. Whether you receive benefits will be determined by the State.
23.    Confidentiality. The provisions of this Agreement will be held confidential by you; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant, or independent contractor. Nothing in this Confidentiality paragraph or this Agreement in general shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination based on sex, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting harassment or discrimination based on sex. The provisions of this Agreement will be held confidential by Company; provided, however, that: Company may disclose this Agreement: (a) to legal counsel, auditors, accountants and advisors; (b) to accountants, banks, and financing sources and their advisors for the purposes of a financial transaction; (c) in connection with the enforcement of this Agreement or rights under this Agreement; (d) in connection with an actual or proposed merger, acquisition, or similar transaction for use in the due diligence investigation in connection with such transaction; (e) to government agencies, as required by law as determined by Company counsel, including without limitation public filings to the Securities and Exchange Commission (SEC).
24.    Applicable Law and General Provisions. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
If you wish to accept the offer set forth in this Agreement you must sign and return this Agreement to the Company on or within twenty-one days after the date you receive the Agreement and allow it to become effective, as described in Paragraph 13 above, and you must sign and return the Separation Date Release attached as Exhibit A to the Company on or within twenty-one (21) days after the Separation Date and allow the Separation Date Release to become effective, as described in Exhibit A.

If this Agreement is acceptable to you, please sign below and return the original to me.
Laura, we wish you the best in your future endeavors.
Sincerely,
NERDWALLET, INC.

By: /s/Tim Chen
Tim Chen
CEO
Exhibit A – Separation Date Release
Exhibit B – Stock Option Agreements
Exhibit C – Equity Information
Exhibit D – Stock Option Agreement Amendment
Exhibit E – Option Cancellation Agreement
Exhibit F – Confidential Information Invention Assignment and Arbitration Agreement
In exchange for the Separation Payment and other consideration under this Agreement to which I would not otherwise be entitled, I am entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement, and have been given the opportunity to ask any questions regarding this Agreement and given notice of and an opportunity to retain an attorney or am already represented by an attorney.

DocuSigned by:

/s/ Laura Onopchenko	DATE:	4/3/2020
Laura Onopchenko

EXHIBIT D
AMENDMENT TO STOCK OPTION AGREEMENT
This Amendment to Stock Option Agreement (this “Amendment”) is made and entered into between NerdWallet, Inc., a Delaware corporation (the “Company”) and Laura Onopchenko (the “Participant”). Capitalized terms used in this Amendment but not otherwise defined in this Amendment shall the meanings ascribed to such terms in the respective Award Agreements (as defined below).
RECITALS
WHEREAS, Company and Participant are parties to those certain Stock Option Agreements under the NerdWallet, Inc. 2012 Equity Incentive Plan (together, the “Award Agreements”), pursuant to which the Company has granted the Participant the non-qualified stock options (“NQSOs”) and incentive stock options (“ISOs”) respectively set forth on Appendix A hereto;
WHEREAS, Participant’s options ceased vesting on April 1, 2020 and as shown on Appendix A, Participant holds vested and unexercised stock options as of April 1, 2020 (the “Vested Options”); and
WHEREAS, in connection with the Separation Agreement to which this Amendment is attached (the “Separation Agreement”), the Company and Participant desire to modify the post-termination exercise period of the Vested Options as set forth herein.
NOW, THEREFORE, the parties hereto hereby agree to amend each respective Award Agreement as follows:
1.    AMENDMENT.
(a)    The section of the Award Agreements for the Vested Options titled “Termination Period” shall be deleted in its entirety and replaced with the following:
“This Option shall be exercisable until the earlier of (i) April 1, 2022 or (ii) the term of the Option set forth above; provided that this Option may be subject to earlier termination as provided in Section 13 of the Plan.”
2.    MISCELLANEOUS.
(a)    This Amendment shall go into effect upon execution by both the Company and the Participant. This Amendment is made a part of, and is incorporated into the Award Agreements and is subject to all provisions therein (as amended hereby), including the amendments, waivers, notices, governing law and entire agreement provisions thereof.
(b)    Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Amendment as of the date set forth below.
Date: __________________

NERDWALLET, INC.

By:	Tim Chen
President & CEO

PARTICIPANT

By:	Laura Onopchenko
2